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                                                           New Class B Shares





                   FLAG INVESTORS EMERGING GROWTH FUND, INC.
                         FLAG INVESTORS CLASS B SHARES

                            DISTRIBUTION AGREEMENT



                      AGREEMENT, made as of the ____ day of ___________, 19___, by and between FLAG INVESTORS EMERGING GROWTH FUND, INC., a Maryland corporation (the "Fund"), and ALEX. BROWN & SONS INCORPORATED, a Maryland corporation ("Alex. Brown").


                              W I T N E S S E T H


                      WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                      WHEREAS, the Fund wishes to appoint Alex. Brown as the exclusive distributor of the class of shares of the Fund known as the Flag Investors Class B Shares (the "Shares") and Alex. Brown wishes to become the distributor of the Shares; and

                      WHEREAS, the compensation to Alex. Brown hereunder and the payments contemplated by paragraph 9 constitute the financing of activities intended to result in the sale of Shares, and this Agreement is entered into pursuant to a "written plan" pursuant to Rule 12b-1 under the Act (the "Plan") allowing the Fund to make such payments.

                      NOW, THEREFORE, in consideration of the premises herein and of other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                      1. Appointment. The Fund appoints Alex. Brown as Distributor for the Shares for the period and on the terms set forth in this Agreement. The Fund may from time to time issue separate series or classes of its shares of common stock, or classify and reclassify shares of such series as classes, and the appointment effected hereby shall constitute appointment for the distribution of such additional series and classes unless the parties shall otherwise agree in writing. Alex. Brown accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                      2. Delivery of Documents. The Fund has furnished Alex. Brown with copies properly certified or authenticated, of each of the following:

                              (a) The Fund's Articles of Incorporation, filed
with the Secretary of State of Maryland on July 2, 1987 and all amendments thereto (the "Articles of Incorporation");

                              (b) The Fund's By-Laws and all amendments
thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                              (c) Resolutions of the Fund's Board of Directors
and shareholders authorizing the appointment of Alex. Brown as the Fund's Distributor of the Shares and approving this Agreement;




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                              (d) The Fund's Notification of Registration
filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC") on April 7, 1988;

                              (e) The Fund's Registration Statement on Form
N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-21119) and under the 1940 Act as filed with the SEC on April 7, 1988 relating to the Shares of the Fund, and all amendments thereto; and

                              (f) The Fund's most recent prospectus for the
Shares (such prospectus and all amendments and supplements thereto are herein called "Prospectus").

                      The Fund will furnish Alex. Brown from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                      3. Duties as Distributor. Alex. Brown shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as Distributor of the Shares. Alex. Brown shall:

                              (a) respond to inquiries from the Fund's
shareholders concerning the status of their accounts with the Fund;

                              (b) take, on behalf of the Fund, all actions
deemed necessary to carry into effect the distribution of the Shares;

                              (c) provide the Board of Directors of the Fund
with quarterly reports as required by Rule 12b-1 under the 1940 Act.

                      4. Distribution of Shares. Alex. Brown shall be the exclusive distributor of the Shares. It is mutually understood and agreed that Alex. Brown does not undertake to sell all or any specific portion of the Shares. The Fund shall not sell any of the Shares except through Alex. Brown and securities dealers who have valid Sub-Distribution Agreements with Alex. Brown. Notwithstanding the provisions of the foregoing sentence, the Fund may issue its Shares at their net asset value to any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders.

                      5. Control by Board of Directors. Any distribution activities undertaken by Alex. Brown pursuant to this Agreement, as well as any other activities undertaken by Alex. Brown on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree, on behalf of the Fund, to amendments to this Agreement, provided that the Fund must obtain prior approval of the shareholders of the Fund to any amendment which would result in a material increase in the amount expended by the Fund.

                      6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, Alex. Brown shall at all times conform to:

                              (a) all applicable provisions of the 1940 Act
and any rules and regulations adopted thereunder as amended;

                              (b) the provisions of the Registration Statement
of the Fund under the 1933 Act and the 1940 Act and any amendments and supplements thereto;



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                              (c) the provisions of the Articles of
Incorporation of the Fund and any amendments thereto;

                              (d) the provisions of the By-Laws of the Fund;

                              (e) the rules and regulations of the National
Association of Securities Dealers, Inc. ("NASD") and all other self-regulatory organizations applicable to the sale of investment company shares; and

                              (f) any other applicable provisions of Federal
and State law.

                      7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and Alex. Brown as follows:

                              (a) Alex. Brown shall furnish, at its expense
and without cost to the Fund, the services of personnel to the extent that such services are required to carry out their obligations under this Agreement;

                              (b) Alex. Brown shall bear the expenses of any
promotional or sales literature used by Alex. Brown or furnished by Alex. Brown to purchasers or dealers in connection with the public offering of the Shares, the expenses of advertising in connection with such public offering and all legal expenses in connection with the foregoing;

                              (c) the Fund assumes and shall pay or cause to
be paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor; the charges and expenses of any registrar, custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to Federal, State or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and the Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel) except as provided in subparagraph (a) above, the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Directors who are not "interested persons" of the Fund (as defined in the 1940 Act) or members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Shares; charges and expenses of legal counsel, including counsel to the Directors who are not "interested persons" of the Fund (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                      8. Delegation of Responsibilities. Alex. Brown may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and Alex. Brown's charge in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by Alex. Brown of any Fund expense that Alex. Brown is not required to pay or assume under this Agreement shall not relieve Alex. Brown of any of its obligations to the Fund or obligate Alex. Brown to pay or assume any similar Fund expense on any subsequent occasions.



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                      9. Compensation. For the services to be rendered and the
expenses assumed by Alex. Brown, the Fund shall pay to Alex. Brown, compensation at the annual rate of .75% of the average daily net assets of the shares of the Fund. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above. Payment of Alex. Brown's compensation for the preceding month shall be made as promptly as possible.

                      10. Service Fee. The Fund shall pay Alex. Brown a service fee (as such term is defined in the NASD Rules of Fair Practice) equal to .25% of the average daily net assets of the Shares of the Fund. Such fee shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in the manner described in paragraph 9 above.

                      11. Compensation for Servicing Shareholder Accounts. The Fund acknowledges that Alex. Brown may compensate its investment representatives for opening accounts, processing investor letters of transmittals and applications and withdrawal and redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund, and communicating with the Fund and its transfer agent on behalf of the Fund shareholders.

                      12. Sub-Distribution Agreements. Alex. Brown may enter into Sub-Distribution Agreements (the "Sub-Distribution Agreements") with any securities dealer who is registered under the Securities Exchange Act of 1934 and a member in good standing of the NASD, who may wish to act as a Participating Dealer in connection with the proposed offering. All Sub-Distribution Agreements shall be in substantially the form of the agreement attached hereto as Exhibit "A". For processing Fund shareholders' redemption orders, responding to the inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund and communicating with the Fund, its transfer agent and Alex. Brown, Alex. Brown may pay each such Participating Dealer an amount not to exceed that portion of the compensation paid to Alex. Brown hereunder that is attributable to accounts of Fund shareholders who are customers of such Participating Dealer.

                      13. Non-Exclusivity. The services of Alex. Brown to the Fund are not to be deemed exclusive and Alex. Brown shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of Alex. Brown may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers and employees of Alex. Brown to the extent permitted by law; and that directors, officers and employees of Alex. Brown are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

                      14. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                              (a) (i) by the Fund's Board of Directors or (ii)
by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and



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                              (b) by the affirmative vote of a majority of the
Directors who are not "interested persons" of the Fund (as defined in the 1940
Act) and do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

                      15. Termination. This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party without the payment of any penalty, (i) by vote of the Fund's Board of Directors, (ii) by vote of a majority of the directors who are not "interested persons" of the Fund (as defined in the 1940 Act) and do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or (iv) by Alex. Brown. The notice provided for herein may be waived by each party. This Agreement shall automatically terminate in the event of its assignment (as the term is defined in the 1940 Act).

                      16. Liability. In the performance of its duties hereunder, Alex. Brown shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Alex. Brown or reckless disregard by Alex. Brown of its duties under this Agreement.

                      17. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of both Alex. Brown and the Fund for this purpose shall be 135 East Baltimore Street, Baltimore, Maryland 21202.

                      18. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]                                 FLAG INVESTORS EMERGING GROWTH
                                       FUND, INC.


Attest: /s/ Brian C. Nelson            By /s/ Edward J. Veilleux




[SEAL]                                 ALEX. BROWN & SONS INCORPORATED


Attest: /s/ Brian C. Nelson            By /s/ Richard T. Hale




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                        FLAG INVESTORS FAMILY OF FUNDS
                           135 East Baltimore Street
                           Baltimore, Maryland 21202


                          SUB-DISTRIBUTION AGREEMENT


                          _____________________, 19__



Gentlemen:

                      Alex. Brown & Sons Incorporated ("Alex. Brown"), a Maryland corporation, serves as distributor (the "Distributor") of the Flag Investors Funds (collectively, the "Funds", individually a "Fund"). The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds offer their shares ("Shares") to the public in accordance with the terms and conditions contained in the Prospectus of each Fund. The term "Prospectus" used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the registration statement of each Fund under the Securities Act of 1933 (the "Securities Act"). In connection with the foregoing you may serve as a participating dealer (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:

                      1. Participating Dealer. You are hereby designated a Participating Dealer and as such are authorized (i) to accept orders for the purchase of Shares and to transmit to the Funds such orders and the payment made therefore, (ii) to accept orders for the redemption of Shares and to transmit to the Funds such orders and all additional material, including any certificates for Shares, as may be required to complete the redemption and
(iii) to assist shareholders with the foregoing and other matters relating to their investments in each Fund, in each case subject to the terms and conditions set forth in the Prospectus of each Fund. You are to review each Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy. You further agree to undertake from time to time certain shareholder servicing activities for customers of yours who have purchased Shares and who use your facilities to communicate with the Funds or to effect redemptions or additional purchases of Shares.

                      2. Limitation of Authority. No person is authorized to make any representations concerning the Funds or the Shares except those contained in the Prospectus of each Fund and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to any Fund without the prior written approval of the Distributor.




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                      3. Compensation. As compensation for such services, you
will look solely to the Distributor, and you acknowledge that the Funds shall have no direct responsibility for any compensation. In addition to any sales charge payable to you by your customer pursuant to a Prospectus, the Distributor will pay you no less often than annually a shareholder processing and service fee (as we may determine from time to time in writing) computed as a percentage of the average daily net assets maintained with each Fund during the preceding period by shareholders who purchase their shares through you or with your assistance, provided that said assets are at least $250,000 for each Fund for which you are to be compensated, and provided that in all cases your name is transmitted with each shareholder's purchase order.

                      4. Prospectus and Reports. You agree to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom you offer Shares. You further agree to deliver, upon our request, copies of any amended Prospectus of the relevant Fund to purchasers whose Shares you are holding as record owner and to deliver to such persons copies of the annual and interim reports and proxy solicitation materials of the Funds. We agree to furnish to you as many copies of each Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.

                      5. Qualification to Act. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). Your expulsion or suspension from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension. You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction. You agree that in performing the services under this Agreement, you at all times will comply with the Rules of Fair Practice of the NASD, including, without limitation, the provisions of Section 26 of such Rules. You agree that you will not combine customer orders to reach breakpoints in commissions for any purposes whatsoever unless authorized by the then current Prospectus in respect of Shares of a particular class or by us in writing. You also agree that you will place orders immediately upon their receipt and will not withhold any order so as to profit therefrom. In determining the amount payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the Prospectus and provisions of the Agreement.

                      6. Blue Sky. The Funds have registered an indefinite number of Shares under the Securities Act. The Funds intend to register or qualify in certain states where registration or qualification is required. We will inform you as to the states or other jurisdictions in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states. You agree that you will offer Shares to your customers only in those states where such Shares have been registered, qualified, or an exemption is available. We assume no responsibility or obligation as to your right to sell Shares in any jurisdiction. We will file with the Department of State in New York a State Notice and a Further State Notice with respect to the Shares, if necessary.

                      7. Authority of Fund. Each of the Funds shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of its Shares, including the right not to accept any order for the purchase of Shares.

                      8. Record Keeping. You will (i) maintain all records required by law to be kept by you relating to transactions in Shares and, upon request by any Fund, promptly make such of these records available to the Fund as the Fund may reasonably request in connection with its operations and (ii) promptly notify the Fund if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.



                                                      -2-


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                      9. Liability. The Distributor shall be under no
liability to you except for lack of good faith and for obligations expressly assumed by it hereunder. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                      10. Termination. This Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment (as defined in the Investment Company Act). This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors or Trustees of such Fund who are not "interested persons" (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Distribution Agreement between such Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.

                      11. Communications. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

                      If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.



                                     ALEX. BROWN & SONS INCORPORATED



                                     ------------------------------------------
                                              (Authorized Signature)



Confirmed and accepted:



Firm Name: ________________________


By: _______________________________


Address: __________________________


Date:______________________________


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